Exhibit 99.2
VISTACARE, #11088123
VISTACARE Q2 2007 EARNINGS CALL
May 10, 2007, 8:00 AM ET
Chairperson: Doug Sherk

Operator:	Good morning, ladies and gentlemen. Thank you for standing by. Welcome to the VistaCare Second Quarter 2007 Earnings Conference Call. During today’s presentation all parties will be in a listen only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star followed by the one on your touchtone phone. If you’d like to withdraw your question, please press the star followed by the two. If you’re using speaker equipment, please lift the handset before making your selection.
This conference is being recorded today, May the 10th, 2007. I would now like to turn the conference over to Mr. Doug Sherk. Please go ahead, sir.
Doug Sherk:	Thank you, Operator. Good morning everyone. Thank you for joining us for VistaCare’s conference call and web cast to review financial results for the fiscal second quarter, which ended March 31, 2007. The news release announcing the second quarter of fiscal 2007 results was issued yesterday afternoon and is available on the VistaCare website. Should you need to have a copy sent to you, please call our offices at (415) 896-6820 and we’ll get one to you immediately.
Before we begin, please note that we’ve arranged for a taped replay of this call, which may be accessed by telephone. This replay will take effect approximately one hour after the call’s conclusion and will remain available until Thursday, May 17th midnight Eastern Time. The dial in number to access the replay is (800) 405-2236 or for international callers (303) 590-3000. The pass code required to access the call, regardless of the number you’ve dialed in on, is 11088123 followed by the pound sign. In addition, this call is being web cast live with a replay also available. To access the web cast, go to VistaCare’s website at www.vistacare.com.
Before we get started, during the course of this conference call the Company will make projections or other forward-looking statements regarding future events, the Company’s beliefs about its operational outlook for fiscal 2007, and the process of exploring strategic alternatives. We wish to caution you as such statements are just projections that involved risks and uncertainties. Actual results may differ materially. There can be no assurance that the review of strategic alternatives will result in any agreements or transactions.
Factors that may affect actual results are continued in the Company’s filings with the SEC, including Form 10Q for the fiscal second quarter

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entered March 31, 2007 and Form 10K for the fiscal year ended September 30, 2006. In addition, the factors underlying the Company’s forecasts are dynamic and subject to change, and therefore these forecasts speak only as of the date they are given. The Company does not undertake to update them, however, they may do so from time to time and if they so choose, they will disseminate to the public.
Finally, during the course of today’s call the Company will discuss certain non-GAAP financial information, specifically we’ve provided second quarter of fiscal 2007 pro forma net loss, excluding restructuring expenses, and the second quarter of fiscal 2006 pro forma net loss, excluding a tax benefit due to a valuation allowance for deferred taxes that the Company has recorded pursuant to SFAS 109 at the end of fiscal 2006. We’re providing this information, because we believe doing so provides a more meaningful and consistent comparison of our ongoing operating results compared with historical results. A table reconciling the GAAP financial information to non-GAAP information is included in the tables accompanying yesterday’s release and is available on the VistaCare website.
Now, I’d like to turn the call over to Rick Slager, Chairman and Chief Executive Officer of VistaCare.
Richard Slager:	Thank you, Doug, and good morning to all of you. Thanks for joining us today. With me today is Henry Hirvela, our Chief Financial Officer, and also with us today for the first time is Jim Robinson, our Chief Marketing Officer, who leads up our sales and marketing and business development. I’ve asked Jim to be on the call. He’s been with us for about a year now. Particularly as we explore strategic alternatives, he’ll be playing a major role in our decision-making process, as well as the execution of those decisions.
We have a number of topics to discuss with you this morning. I’d like to begin with the Board of Director’s decision to form a special committee and what the Board expects to accomplish through the special committee. During the Board’s recent discussions regarding strategies to return VistaCare to profitability and maximize shareholder value, it was determined that this effort required a thorough and objective analysis of all strategic alternatives. It was felt that the most efficient way to do this was to form a special committee comprised of four independent directors. Furthermore, the special committee felt an objective, independent and experienced advisor was needed to assist them in their evaluation and decision-making process.
After interviewing potential financial advisors, the Board retained RA Capital Advisors, a firm with a strong background assisting companies in unlocking value for shareholders. They’ve begun working with the committee and management to assess all strategic alternatives. As part of

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their engagement, the committee has also requested that RA engage in dialogue with our shareholders to gain their input and perspectives. The special committee has requested that a preliminary assessment of shareholders’ input be presented to the full Board next week.
I think it is important to note that our management team is fully supportive of the Board’s decision and is unified in our commitment to build shareholder value, while continuing to provide high quality care to our patients and their families. We look forward to working with RA Capital and are confident that our expanded efforts will lead to our goal of increasing returns for our shareholders.
Now, I’d like to turn to the second quarter operating performance and then update you on the restructuring efforts. Since we last talked with you in February, our program to improve operating trends has produced several positive results. Henry has been a key driver behind the creation of a multi-disciplinary operating committee within the Company. This operating committee is driving operating performance issues down to the program level, where they can be rooted out and addressed.
During the second quarter we generated a 7% increase in admissions, as compared to the first quarter of the fiscal year, despite having fewer programs. We focused our sales organization on strategic sites and high potential referral sources that had growth potential and this strategy paid off in the past quarter. We grew admissions, while reducing Medicare cap expense in the second quarter and we are trending towards lower cap expense for the full fiscal year, as compared to last year.
Another favorable operating trend is our track record of delivering high quality services, as evidenced by family evaluation hospice care or FEHC survey results. We also increased the number of programs meeting or exceeding our targeted EBITDA margins and now two-thirds of our programs have passed this milestone. This is another operating trend that is moving in the right direction through the dedication and hard work of some of the great team we have both at the corporation and the program level.
During the quarter, as we previously disclosed, we closed four under performing programs and one in-patient unit. Since the end of the quarter we’ve closed another program as part of our commitment to achieve the previously announced cost reductions. Over the past year, we’ve now closed or sold 10 under performing programs. The full P&L benefit on these closures should be realized by the fourth quarter of this fiscal year.
Despite this progress, we generated disappointing financial results. While admissions grew nicely, our patient census declined. Increased patient discharges, partially associated with site closures, offset the admissions gain. Our patient care costs grew, as we had to keep step with the industry-

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wide caregiver compensation increase and pharmaceutical costs were higher. The increase in the pharmaceutical costs was largely due to our moving to a new pharmacy benefit manager and we expect to see an improving trend in this area in the current quarter.
Finally, $0.04 of our $0.19 per share loss was related to one-time severance expenses, early lease terminations, and fixed asset write-offs associated with the fiscal second quarter program closures. And while we’ve reduced the number of under performing programs, we’ve still got a limited number of under performers that we are addressing in tandem with the Board’s special committee process and will either improve their performance or initiative their consolidation, sale, or closure within the next 90 days. We are also taking a very hard look at our SG&A costs and have already identified an additional $4 to $5 million in annual cost reductions that are capable of being implemented during the fiscal third quarter of 2007.
Our goal continues to — is to reach industry norms, which we believe are gross margins of approximately 40% and SG&A costs totaling less than 30% of net patient revenue. With the creation of our operating committee and the resources of RA Capital Advisors, we are working intensely to accelerate our cost reductions. We expect that within the next 60 days we will be able to provide a clearer picture of our total programs to reduce costs, achieve industry margin norms, grow same site ADC, and build shareholder value.
Now, to provide you with more detail on the second quarter of the fiscal year financial performance, I’d like to turn the call over to Henry. Henry?
Henry Hirvela:	Thanks, Rick, and good morning everyone. As Rick already stated, we are focusing on bringing all of our operating expenses in line with our projected census and revenues. As part of this program, we will reduce our SG&A expense by an additional $4 to $5 million at all levels of our Company. When completed in the next 90 days, we will realize total annualized SG&A costs reductions of $14 to $15 million.
In addition, we will accelerate the operations efficiency improvement initiatives that our operating committee commenced in early 2007. These initiatives are being driven by field, regional, and corporate staff and will impact all levels of the organization when fully implemented. We will report a range of expected cost savings from the operations and efficiency improvement initiatives and the timing of their full implementation within the next 60 days.
Turning to the second quarter results, the key drivers of our performance were ADC, which was basically flat from the second quarter of fiscal 2006 and higher patient care expense caused by higher caregiver compensation expense, which is a function of prevailing labor market conditions. For

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example, nurse salary expense in the quarter was 4% higher than the comparable quarter in fiscal 2006. As Rick mentioned, we also had higher pharmaceutical expense, as we transitioned from our old pharmacy benefit manager to our new manager, HospiScript.
Net revenue for the recent second quarter increased 5.5% to $59 million from $55.9 million in the second quarter of fiscal 2006. The growth reflected a 3.4% in the Medicare reimbursement rate effective October 1st, 2006, and an increase in in-patient days, which carry a higher per diem reimbursement rate. In-patient days in 2007, fiscal second quarter, totaled 6,748, compared to 4,941 in the fiscal second quarter last year. It was almost a 40% increase in in-patient days.
These factors were partially offset by a .7% decrease in the average daily census and a decline in total patient days. The ADC was 5,053 in the second quarter, compared with 5,091 in the same period in 2006. Patient days totaled 454,803, which represents a 1% decrease from 458,183 last year.
Compared to the fiscal first quarter of 2007, net revenue decreased by 3.3%. This decline was primarily due to a 2.5% decline in ADC and a 4.7% drop in total patient days, in part because of two fewer days in the second quarter, compared to the first quarter.
Patient care expense was up 7.5% from the second quarter of fiscal 2006, driven by higher salary expense and increased pharmaceutical expenses, as well as increased net room and board expense. Compared with the first fiscal quarter of 2007, patient care expense was generally unchanged with $40.1 million of patient care expense reported in both periods.
SG&A expense increased 2.1% from the second fiscal quarter last year, largely reflecting the impact of restructuring charges in the quarter. During the quarter, we incurred approximately $1 million in severance, early lease termination penalties, and fixed asset write-offs associated with restructuring activities during the quarter. The SG&A expenses were 1.8% above first fiscal quarter 2007. When we adjust second quarter SG&A expense to remove the severance and restructuring expense, it would have resulted in a decline of 2.8% in SG&A expense from the second quarter of fiscal 2006 and a 3.1% decline from the first quarter of fiscal 2007.
Stock based compensation was $406,000 in the quarter. We generated a loss before tax of $3 million in the second quarter. Income tax expense was approximately $180,000, which consisted primarily of state and local taxes. We reported a net loss of $3.2 million in the second fiscal quarter of 2007 or $0.19 a share. Adjusting net income and EPS in the second quarter to reverse the impact of severance and closing expense, yields an EPS loss of $0.15 per share, compared to an EPS loss of $0.19 per share in

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the second quarter of fiscal 2006, adjusted for the impact of the deferred tax valuation allowance established at the end of fiscal 2006. And these numbers are all contained in the reconciliation explanation as contained in the table that’s appended to the supplemental financials that went out with the earnings release.
Our cash and short-term investments totaled $43.8 million at March 31st, compared to $38.7 million at the end of the first quarter of fiscal 2007. And we have no outstanding debt. And now I’d like to turn the call back to Rick.
Richard Slager:	Thank you, Henry. And, Operator, we are ready for questions.
Operator:	Thank you, sir. Ladies and gentlemen, we will now begin the question and answer session. As a reminder, if you have a question, please press the star followed by the one on your touchtone phone. If you would like to withdraw your question, press the star followed by the two. If you’re using speaker equipment, you will need to lift the handset before making your selection.
One moment for our first question. Our first question comes from the line of Matthew Ripperger with Citigroup. Please go ahead,
Matthew Ripperger:	Yes. Thank you very much. I just wanted to see if you could give a little more color on the four programs you closed in the quarter and the IPU, and then the one that you closed subsequent to the quarter? If you could give some color on location, and markets, and whether these are some of the newer programs you’ve added over the last couple of years or are these older, more legacy programs?
Henry Hirvela:	Matt, this is Henry. Actually, three of the four programs, three of the four homecare programs closed were alternative delivery sites, so we merged those sites back into the parent site. We had one site located in Oklahoma, one of the sites was located within Texas, and then we had also one of the Phoenix programs consolidated. And then the one standalone or standalone from a provider member basis program that was closed was in Georgia. And the IPU is located in Indiana.
Matthew Ripperger:	Okay. And then related to what your comment was that two-thirds of your programs are meeting your EBITDA target, can you just remind us what your sort of internal EBITDA target is at the program level?
Richard Slager:	Sure, Matt. This is Rick. The targeted number that we’ve put out there for all of our sites, and obviously this was before corporate SG&A and overhead, but it was 17%. The average of those groups are running close to around 24%, 25% EBITDA contributions to the Company. So obviously there was a wide range that’s not just they’re all sitting at 17% to 20%. We’ve got a number of them that range across the board. But that

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was the original target that was set and, as I said, we now have two-thirds of our programs that are equal to or exceeding that target.
Matthew Ripperger:	Okay. And then just another question is, you mentioned that you’ve got about $15 million of sort of incremental costs saves through closings and through further SG&A reductions. And you said, I think, $4 to $5 million would be in the 3Q number and then 11 would be sort of in the 4Q on an annualized basis. Is that all incremental relative to this quarter’s results or is some of that savings included in this quarter?
Henry Hirvela:	Matt, some of that savings is included in the quarter. I think it’s masked because we had an increase — a shortfall in expected census growth during the quarter and our operating expenses were higher than we had hoped for. But there was an impact from the SG&A reductions.
And if I could just talk about that $14 to $15 million, that is the total SG&A reduction target for — on an annualized basis that we are going to achieve by the end of the third quarter. We won’t realize, on a P&L basis, all of that, of course, until we get the restructuring charges and any of the severance charges associated with that through the P&L and we have clean quarters to report.
Matthew Ripperger:	Okay. And then just two last quick questions. One is can you just comment on who the pharmacy benefit manager that you switched to is and then secondly, what pickup you expect from that? And then secondly, I just wanted to see if you could comment on what corporate costs are on an annualized basis?
Henry Hirvela:	Okay. The pharmacy benefit manager that we are currently using is HospiScript. HospiScript is a relatively new company, but they have had great success in working with a number of hospice providers in helping them manage the pharmacy benefits associated with hospice care. We are their largest client and they’ve done a really good job, I think, of transitioning from our previous benefit manager. And we’re in the process of completing the implementation of the HospiScript programs.
They have also assigned us a pharmacist who is here in the Scottsdale office. He is a HospiScript employee, but he is working closely with our clinical staff, making sure that we take advantage of every opportunity to manage cost effectively the pharmacy expense.
There was a little bit of an increase in pharmacy expense in the quarter that was attributable to transitioning away from the old benefit manager. We were settling some old outstanding invoices, and we were gearing up, and making the transition to HospiScript. And, frankly, we’re going to start seeing, I think, the benefit and we have started seeing the benefit and the improvement in the numbers subsequent to the close of this quarter.

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And we hope that improvement is going to continue as we move through the year.
Matthew Ripperger:	And just on corporate, how much is that on an annualized basis?
Henry Hirvela:	Corporate SG&A?
Matthew Ripperger:	Yes.
Henry Hirvela:	We don’t break that out separately. Right now with the cost reductions in SG&A that we’ve already implemented, on an annualized basis we’re running somewhere around $80 million, maybe a little bit under. But that includes both site level SG&A, field SG&A, and corporate SG&A. We don’t break them out separately.
Operator:	Thank you, sir. Our next question comes from the line of Kevin Fischbeck with Lehman Brothers. Please go ahead, sir.
Kevin Fischbeck:	Okay. Thank you. I guess I’d like a little more color on the — this strategic review. And then how would you characterize this review? Is it more internally focused or does it also have an external component to it? Because it sounds — the initial reaction to someone talking about strategic alternatives sounds like sale, or acquisition, or something. But it sounds like a lot of what you’re talking about is actually kind of site by site review. Could you put out a little bit more disclosure about what the focus actually is?
Richard Slager:	Sure, Kevin. It’s actually both internal and external. I mean, obviously there are two paths that the Company needs to be on. The first is getting right the Company and getting the Company back to the industry norms that we’ve talked about in the past and that is, in essence, a very internal look at each of our programs, and making sure that we’re doing the right thing for each of the programs. Obviously on the external side, there are a lot of different options and alternatives that we should be exploring. We have historically looked at strategic alternatives, but we’ve not, in the past, brought in an external or outside third-party that’s independent and really that can help open up our, I think, our — and look at everything that we’re doing, and give us their best advice.
Obviously on the external side, a sale or merger is always one of the things that is looked at. Timing of such a thing is obviously we’ve got to get the Company where it ought to be and internally. Stock buybacks, dividends, that’s been an issue that has a number of times has come up on this call, as well as certainly in some of our conversations. We are obviously looking at extensive organizational adjustments and readjustments. It’s always good to get an independent source to help us evaluate those. Obviously that’s internal.

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Certainly one of the things that you’ve heard me speak about in the past is there are a number of opportunities that are beginning to present themselves on the strategic side. Part of the competition that we talk about is competition that’s coming from the referral sources. There are a number of our former referral sources that are looking at getting into the business, which basically then provides the opportunity for those that possibly can’t get in it themselves of how do they position themselves strategically with a provider of end of life care services. So the strategic relationship opportunity is, we think, going to be growing considerably, and we want to be able to look at those strategic options, and certainly make the right decision.
So when we talk about examining the strategic alternatives and the work that RA Capital will be doing both with the Board, and the special committee, and management is it’s really helping us evaluate all of those options and alternatives. Everything is on the table. We’re looking at all options. The time table for that is we expect to basically do a pretty thorough review in the next 30 to 60 days, and be able to have RA report to the Board its findings, and making the recommendations that they believe are our best alternatives. So that gives you a little sense of the strategic alternatives.
Kevin Fischbeck:	And that’s great. That’s very helpful. But was there anything that was the genesis for the decision to finally go and look for an outside, you know, advisor? Were you approached by someone? Was there some catalyst for this?
Richard Slager:	Well, as I said before, you know, the Board has constantly been looking at examining what strategic alternatives are out there. I think it’s a combination of the timing of the industry, what’s going on in the industry, the tremendous amount of activity, new players that are entering, as well as just those opportunities. And I think that given the stock price and certainly given the performance, we have not performed to the level that we need to perform and are capable of performing. So, you know, I think that the thought was let’s take a look as we set our course and set our future to make sure that we set that course and our future in the direction that provides our shareholders the greatest value. And we thought that just from a timing perspective, now was the right time.
Kevin Fischbeck:	Okay. Great. That was very helpful. I guess my last question would be, you made some comments about increased competition and it sounds like potential referral sources are getting in. That’s one source. Is there anything else that you’re seeing there? And then specifically it sounded like you’re seeing more competition in some of the markets that were targeting as kind of key growth markets. Does this competition make you re-evaluate any of the markets that you had been focusing on?

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Jim Robinson:	Kevin, this is Jim Robinson. Excellent observation. We do see increased competition in some of the larger markets that we’re in now. The competition coming from not just hospice providers, but overall end of life patient managers and I think that’s an important point for us to keep an eye on, because it really says that us going forward, we need to look at establishing strategic relationships with those type of providers, which is a little bit different than how we’ve gone at the market before. I think overall on the sales side, we have looked at focusing our strategy not just where we are, but also in the communities that have the largest potential and then within there, the customers that have the largest potential. So within the whole competitive marketplace, we’re trying to charter a tighter competitive strategy.
Kevin Fischbeck:	Okay. But has any of these issues led you to rethink any of the markets that you’re in or do you still kind of think the same number of markets are really out there for good sources of growth?
Richard Slager:	Well, certainly, you know, every single market out there, if it’s — you know, this is very localized service and so every single market is a little bit different. So we’re obviously examining each of our sites as to what the competitive either edge that we have or disadvantage that we have, and determining whether, on a go forward basis, that’s going to lead to the kind of opportunities that the Company is seeking. And so yeah. Every market is being evaluated for that and there will certainly be some markets that we may have to exit, because it’s just we’re not going to be able to see the growth and the opportunity that is expected.
Kevin Fischbeck:	Okay. Great. Thanks.
Richard Slager:	Thanks, Kevin.
Operator:	Thank you, sir. Our next question comes from the line of Balaji Gandhi with Oppenheimer. Please go ahead, sir.
Balaji Gandhi:	Good morning. I just want to reconcile some of the cost saving you guys have talked about, I guess, in the last quarter, your press release from the call, I think you had identified about $6 million in annual savings?
Henry Hirvela:	Yeah, Balaji. This is Henry. That was the amount of SG&A expense reduction on an annualized basis that was realized in the first phase of the SG&A reduction program. In addition, we reduced an additional $5 million in expense, primarily operating expense, with the facility closures and consolidations. The five that we mentioned before. We did lose revenues with that, so the effect of all of that was really to give us a net six in total. So the way to look at the operating income impact of that activity is a $6 million improvement in annualized operating income as a result of cost savings.

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Balaji Gandhi:	Which so if I back out the severance charges of this quarter, on an annualized basis that six is already reflected this quarter, is that the way that —
Henry Hirvela:	yeah. And, Balaji, if you just adjust out the expenses at the SG&A line for severance, termination, and facility [inaudible] of $1 million in the second quarter, and compare it to the reported SG&A expense in Q1, and also on Q2 2006, you’ll see it was down.
Balaji Gandhi:	Right, right. Okay. I just wanted to make sure that it’s already been realized.
Henry Hirvela:	Yeah.
Balaji Gandhi:	So then, I think —
Henry Hirvela:	I’m sorry. The bottom line impact was just masked for all of the other reasons we talked about. That’s all.
Balaji Gandhi:	Okay. And then, I think, just to reiterate from a prior question, so then incrementally you expect to see $11 million annualized by the fourth quarter or in the fourth quarter?
Henry Hirvela:	In expense reductions, let me suggest that let’s leave the site closures out of this for just a moment and focus on the SG&A reductions. We have six completed to date and, as I mentioned before, you can see the beginnings of the impact on the P&L at the SG&A expense line in the second quarter. We will see that sustained into the third quarter, but we are going to be looking to implement as quickly as we can this quarter the additional reductions,, which are going to be somewhere on the order of $8 to $9 million incremental to get to the $14 to $15 million.
Balaji Gandhi:	Okay. And then is that like a net number? Is there also revenue that’s potentially going to be lost?
Henry Hirvela:	When we take a look at site closures, there will be a revenue impact. There will be additional cost savings. I’m a little reluctant to talk about that at the moment, because we are still — we have a very good idea which programs will be thoroughly examined and we may take action on, but I’d prefer not offering any thoughts on what the P&L impact of that will be until we’ve had a chance to make final decisions, and that’s going to be, as Rick said, part of the evaluation process that we’re going through.
Balaji Gandhi:	Okay. Well, so it sounds like it might be too aggressive to be taking the costs we just went through out without taking some revenue out.
Henry Hirvela:	No, no. Not at all. Take a look at where we were running on an annualized run rate basis before this round of cost reductions it was about

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$85 million in SG&A. We’re now down to somewhere on the order of $79 to $80 million. My view is that we certainly can take significant additional costs out. We have to be careful about it. We do not want to impact patient care and the ability to service that care, but I’m of the opinion that that can be done regardless of whether we move on site closures or not. Obviously we’re looking at everything and that includes site closures, but I think we can get these savings without even doing site closures.
Balaji Gandhi:	Okay. Great. And then it looks like you maybe bought back a little bit of stock in the quarter. Is that —
Henry Hirvela:	No, we didn’t.
Balaji Gandhi:	Okay. So just looking at the share count to understand what —
Henry Hirvela:	Yeah. Yeah. No, we did not. We certainly had a few people call and asking us.
Balaji Gandhi:	Right, right. I’m sure. Okay. So, I mean, as far as share count guidance, we can just kind of keep it flat?
Henry Hirvela:	Yeah.
Balaji Gandhi:	Okay.
Henry Hirvela:	I think that’s fine.
Balaji Gandhi:	Great. Thanks.
Operator:	Thank you, sir. Our next question comes from the line of Kemp Dolliver with Cowen & Company. Please go ahead, sir.
Kemp Dolliver:	Hi. Thanks. A couple of questions. First is what are the related marketing issues to this process? In most similar situations we don’t see somebody from the marketing side necessarily brought in so visibly to the exercise.
Jim Robinson:	Well, the reason why — that I’m part of the process at this point in time is we’re still focused on the overall prospects for the Company, which are pretty large, not just in hospice, but in end of life management. And what we’re trying to figure out is what’s the best profile for the Company going forward, not just from a cost and structure optimization, but also how to make sure we have a platform for growth in the future. So as you put together a strategic alternative decision-making thing, you want to make sure that you’re involving the growth process from the beginning and that’s really the function that I am playing, and me joining the team at this point in time, and working with RA Capital.

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Richard Slager:	I didn’t mean to force Jim to kind of toot his own horn, but let me just tell you from my perspective. Jim joined us a year ago, because of his breath of knowledge and experience, and not only from the marketing perspective, but from the strategic perspective. And there have been a number of initiatives that Jim has been involved in on a strategic level that we thought at this point in time, as we bring in RA Capital and are really looking at the various strategies that are available to us to move forward, Jim was the perfect individual to tie into this process. And therefore as we report going forward, both on the options and the execution of those options, Jim is not only going to play a key role in helping us and the Board make those decisions, but also making sure that we implement those.
So I just thought it was important on today’s call, as we move to evaluating strategic alternatives, that the internal person be here who has been looking at the number of strategic alternatives over the past year, should be part of the call.
Kemp Dolliver:	Yeah. That’s very helpful. Thank you. Can you give us the composition of the census level by number of locations?
Henry Hirvela:	Kemp, this is Henry. We’re certainly prepared to talk in terms of program size, as measured by ADC, if that’s helpful?
Kemp Dolliver:	That’s exactly what I was looking for.
Henry Hirvela:	Okay. Programs with a census of zero to 60, those number of programs are at 18, 61 to 100, the number of programs in that category are 18, 101 to 200 we had 11 programs at that size, and we had four programs with census in excess of 200.
Kemp Dolliver:	Okay. That’s great. And what’s your tax loss carry forward position?
Henry Hirvela:	From the standpoint of our tax books, our actual cash tax, we’re continuing to build NOL and from the standpoint of the GAAP books, we have taken the full valuation allowance on our deferred tax assets. And we continue to add to that valuation allowance as we move ahead here until a point time when we return to profitability, both from a tax book perspective and from a GAAP book perspective. At that point in time, we will avail ourselves of the opportunity that the NOL and the roll off of the deferred tax asset valuation allowance that offers.
Kemp Dolliver:	How large is the NOL?
Henry Hirvela:	I don’t have a precise number on the NOL. It’s probably going to be somewhere on the order of $4 or $5 million, is my best guess, Kemp. And I’ll tie that number back and come back to you. I just don’t have the

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current number right at the end of Q2. Our valuation allowance is about $9 million on the GAAP books.
Kemp Dolliver:	That’s very helpful. Thank you.
Henry Hirvela:	Yeah.
Richard Slager:	Thanks, Kemp
Operator:	Thank you, sir. Our next question comes from the line of Debra Fine with Fine Capital. Please go ahead.
Debra Fine:	Good morning. I’m confused about the facilities that you’ve closed. I assume they were losing money and I’m confused why even if you take out the SG&A severance expenses, you’re still operating at an EBITDA loss, despite closing businesses that I assume were losing money, more money than the other ones.
Henry Hirvela:	Well, actually the whole group together was at a slight loss. Clearly, the one IPU that we closed was probably the largest money loser of the group. But I think, Debra, what you have to remember is that we transferred a significant number of patients when we closed the sites, closed the programs, and the caregivers that were providing service to those transferred patients were transferred with them. So until those patients discharge, we really weren’t in the position to further reduce staff. If we’d done that, it would have been certainly accretive or additive to the overall cost cutting efforts.
Debra Fine:	So that staff will be let go when those hospice patients are discharged or you’ll continue to try and leverage the new staff?
Henry Hirvela:	Assuming we can get — replace the census, as the patients discharge, then we’ll evaluate what our staffing position should be. But I’d add that really one of the exercises that the operating committee is very carefully focused on is making sure that all of our major operating expense categories, in particular patient care labor, is brought in line. That is we balance the case loads and we make sure that we don’t overload people, but — the caregivers, but also make sure that if we have situations where we have more staff than is necessary for the projected census, projected number of patients that we’re going to be caring for, that we don’t let that situation continue. That we address it immediately.
Debra Fine:	So essentially you closed these and you may or may not get a benefit any time soon?
Henry Hirvela:	Well, I think we’ll get a benefit. You know, I think as you take a look at the, if you will, the pruning and reduction of programs and footprint, it allows us really to focus a lot more of our attention and resources. So I

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think when you look in total as we adjust our SG&A expense and part of the reason for adjusting SG&A expense as we shrink programs, we’re going to be getting incremental improvement. It’s a little hard to be precise with regard to the SG&A savings that are going to result from the 10 programs that we’ve closed or sold so far in the last year, but I think we’re confident that we are going to be able to report, you know, improved results as a result of these actions.
Debra Fine:	Okay. Could we —
Henry Hirvela:	So not just break even.
Debra Fine:	Who was your pharmacy benefit manager before you switched?
Henry Hirvela:	Caremark.
Debra Fine:	Okay. And then just regarding the options that you’re looking at now, I have never heard of RA Capital. Can you tell us do you have a prior affiliation with them or what other companies have they been actively involved with?
Richard Slager:	We have not and the Board has not worked with RA. I guess there are members of the Board, particularly one member, that has worked with RA. But RA was formerly Relational Advisors, sister company to Relational Investors. They’ve got extensive experience in transaction experience. They’re known advocates for shareholders. Done quite a bit in that arena and the best way, I think, to describe them is they have shown a real tremendous track record in unlocking shareholder value.
And the reason they were brought in by the special committee was really the breath of their experience in looking at all alternatives, and exploring all alternatives, and working both with the Board, as well as with management in making sure all alternatives are explored thoroughly.
Debra Fine:	Okay. And with all due respect to what I assume was a very talented marketing individual who is helping out on this process, typically the person within the company is someone who has a very deep financial background who understands return on investment analysis, not necessarily a marketing background.
Richard Slager:	I appreciate that. We’ve got also Henry who will be deeply involved, but Jim does have pretty deep experience in that as well. So I feel very good about the team that we’ve assembled to work with our special committee and RA.
Debra Fine:	Thank you.
Richard Slager:	Thank you.

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Operator:	Thank you, ma’am. Ladies and gentlemen, if there are any additional questions, please press the star followed by the one at this time. As a reminder, if you’re using speaker equipment, you will need to lift the handset before making your selection.
Our next question comes from the line of Ross Berner with Weintraub Capital. Please go ahead, sir.
Ross Berner:	Hey, Rick. Quick question for you. Just to follow-up on the RA issue that the previous caller mentioned. Did you actually talk to any more traditional banks —
Richard Slager:	yes.
Ross Berner:	— that have handled, you know, typical kind of assignments like this or that have particular expertise in the hospice or healthcare area? Is that a process that you went through and what sort of pushed you over the edge to RA Capital?
Richard Slager:	Well, first and foremost, let me say that I was not on the special committee, but the Company has spoken to, as well as the Board, we’ve had before the Board a number of, I guess, using your term, traditional bankers. The decision I think with RA and, again, I speak as someone who was not involved in the actual selection process. We used independent directors to run the process, but there were the more traditional, as you would call it, banking firms that we have spoken to and yet when you look at RA Capital’s experience not only from a shareholder perspective, but they’ve done in excess of $60 billion in transactions. It’s not as though they come without that experience. They just seem to have a broader range of experience in really working through both the internal and the external valuations that I think will be very helpful in us making the right decision for our shareholders.
Ross Berner:	Okay. And when you say the $60 billion in transactions, you’re referring just to representing buyer and sellers in negotiated transactions?
Richard Slager:	Exactly.
Ross Berner:	Okay. And my last question is regarding SG&A, Rick, and when we last met kind of towards the end of last year, you know, you talked about the SG&A savings opportunity. And it seems like it’s come a little bit slower than you’d thought. Can maybe you talk a little bit about that and does it get into the SG&A on the fixed versus variable cost side, where are the incremental $11 to $15 million of cost coming out of kind of what buckets would you put them into? And I assume that’s just kind of they’re fixed costs, so that’s why you’re saying they’re going to be incremental at this point to the margin?

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Richard Slager:	Well, the primary thing to keep in mind is 60% of the SG&A costs are salary and benefits. That’s point one. Point two, the incremental four that we referenced — that I referenced to get to the original ten is already — that plan has been put in place. We, frankly, held off as we were grappling with some of the issues and going through the numbers for the quarter, wanted to have a very orderly process. Wanted to make sure that we had the right type of advisors on board and that the Board agreed, because obviously when we go through this large of a reduction in SG&A expenses, it’s going to have pretty substantial implications on how the Company is going to be run going forward.
So it started getting to the point where it started to feel a little bit more strategic and a little less tactical from the standpoint of the impact of the cost cutting, as it became apparent we’re going to have to do more.
Ross Berner:	So when you say it’s becoming more strategies, you’re basically just saying, you know, we’re making an explicit decision that we are going to be a much smaller company, but more profitable, in line with, you know, maybe EBITDA margins of 7% to 10%, something like that, and that’s what you’re describing as more strategic?
Richard Slager:	Clearly that’s one of the implications you could draw from that. I’m not prepared to say that is or is not where we are, but clearly that is one of the outcomes possibly.
Ross Berner:	Well, I guess, what I don’t understand is that you’re prepared to kind of give a review in the next 30 to 60 days to the cost savings, correct?
Richard Slager:	That’s correct.
Ross Berner:	I mean, that pushes it out even further, so I just wonder, what is the challenge? What is the issue that is — why not do it now and just report that you have the cost savings? Why do you have to say — what do you actually anticipate reporting on in the next — that they actually exist, or that you could achieve them, or I guess I don’t understand what you’re going to say in 30 to 60 days.
Henry Hirvela:	Okay. Thirty to 60 days is laying out the entire program. It’s not just the cost savings. The cost savings obviously are a big component part of that program, but it is laying out the entire program. Rather than having an incremental reporting out of each phase of cost cutting as it’s complete, we can move very quickly on the additional $4 million.
And then as we mentioned in the release, we are prepared to identify and take action on an additional $4 to $5 million; that when you add those components together, we have a total of $14 to $15 million in SG&A expense savings. Those we can move quickly on, but there are other

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elements, in particular, the operating efficiency improvement initiatives, which I think we’re very encouraged by the potential improvements and cost savings that will fall out of those programs. We’ve been intensively working on those for the past few months. Operating committee has really taken charge of this initiative and we really want to be able to make sure, as we report out, not only the SG&A cuts, but as we talk about other improvements in patient care expense, including these efficiency initiatives, that we’ll be able to give you a precise, a much more precise total number in a time frame as those initiatives are implemented, when to expect the cost savings from those.
Richard Slager:	Yeah. Let me also be really clear. I mean, both efforts are being done in tandem. I mean, it’s not that we’re slowing down the process of the cost reductions that we’ve talked about. We have identified those that will be taking place. The 30 to 60 days was kind of the coming together of the strategic plan, which will, as Henry just said, more clearly identify those issues and those potentially additional costs savings, as well. But make no mistake about it, we are moving rapidly in making the cost reductions that we see and know are critical to bringing this company into the more industry norm earnings. So it is something that they’re both going on simultaneously, but certainly it’s not being done — we’re being very sensitive to the fact that we want to have a great business as this whole thing unfolds.
Operator:	Thank you, sir. Our next question comes from the line of Ledron Bentovim with Skiritai Capital. Please go ahead.
Russ:	Hello?
Henry Hirvela:	Hello. Ledron, how are you?
Russ:	It’s actually Russ.
Henry Hirvela:	Hey, Russ. How you doing?
Russ:	Pretty well. Hey, two questions. One, if you look at the total headcount, I was curious what that number is and then if you kind of break it down into buckets from caregivers and I don’t know how you guys actually break it down. I was just kind of curious what the actual numbers were relative to the headcount?
Henry Hirvela:	Yeah. We’ve got, Russ, if you take a look at the total headcount at the end of the second quarter, it was 2,720 to 2,725. It’s basically flat from Q1 and if you take a look at the break down, it’s predominantly nurses and home health aides. That is basically three-quarters of the headcount and the balance is administrative and support.

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Russ:	Okay. And then the other, I think earlier one of the questions I thought was pretty clear from a gentleman named Ken, whether or not you guys had been approached and I thought that was really a yes or a no question. And I was wondering what the answer to that was.
Richard Slager:	you know, there’s always discussion, but obviously for a number of reasons it’s not something I really feel that we should be getting into on the call. I mean, this is not something that — it’s a dynamic process. I think these things — it’s not uncommon to have discussions, but obviously anything beyond that at this point I don’t think is appropriate for the call.
Russ:	Okay. Thank you.
Operator:	And at this time, there are no further questions. Please continue, Mr. Slager.
Richard Slager:	Yeah. Again, I want to thank everybody for being on the call. I want to thank you for the opportunity to, again, come to you this quarter and I look forward to the next chance we have to talk to you, to show you — to discuss our progress, as well as the strategic plan that I believe will be [inaudible] not only in place, but moving forward from our perspective. So, again, thank you for being on the call and we look forward to talking to you next quarter.
Operator:	Ladies and gentlemen, this concludes the VistaCare Second Quarter Earnings Conference Call. If you’d like to listen to a replay of today’s conference, please dial 1 (800) 405-2236 or (303) 690-3000 entering pass code 11088123. Once again, if you’d like to listen to a replay of today’s conference call please dial 1 (800) 405-2236 or(303) 690-3000 entering pass code 11088123. ACT would like to thank you for your participation. You may now disconnect. Have a pleasant day.
END

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